Exhibit 99.1

NEWS RELEASE

Contacts: OSI Pharmaceuticals, Inc. Kathy Galante (investors/media) 631-962-2043 Kim Wittig (media) 631-962-2135	Burns McClellan, Inc. (representing OSI) Justin Jackson (media) (212) 213-0006
OSI Pharmaceuticals Announces Year End 2007 Financial Results
—Reports Earnings of $1.70 Per Share From Continuing Operations —Tarceva Global Net Sales of
$886 Million Up 36% Over 2006
MELVILLE, N.Y., Feb 21, 2008 (BUSINESS WIRE) — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s year ended December 31, 2007. The Company reported net income from continuing operations of $102.6 million (or $1.70 per share) for the year ended December 31, 2007, compared with net income from continuing operations of $6.7 million (or $0.12 share) for the same period last year. Net income from continuing operations for the three months ended December 31, 2007 was $17.7 million (or $0.29 per share), compared with net income from continuing operations of $8.6 million (or $0.15 share) for the same period last year.
Total worldwide net sales of Tarceva® (erlotinib) for 2007, as reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $886 million representing a 36% growth in global sales compared to the same period last year. For the three months ended December 31, 2007 worldwide Tarceva net sales were approximately $250 million representing a 32% increase over the same period last year.
The Company reported total revenues from continuing operations of $341 million for 2007 compared to revenues of $241 million for 2006, an increase of 41%. Revenues from continuing operations for the three months ended December 31, 2007 were $84 million, compared with $69 million for the same period last year. Revenues were comprised of the following key items:
— Net revenues from the unconsolidated joint business for Tarceva of $169 million in 2007, compared with $155 million in 2006, arising from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva net sales of $417 million, compared to $402 million in 2006. Net revenues from the unconsolidated joint business for Tarceva for the three months ended December 31, 2007 were $45 million, compared to $40 million for the same period last year, based upon total U.S. Tarceva net sales of $112 million for the three months ended December 31, 2007 and $107 million for the same period last year;
— Royalties of $95 million in 2007 compared with $50 million in 2006 from Roche, the Company’s international collaborator for Tarceva. The royalty revenues for 2007 were based on total rest of world Tarceva sales of approximately $470 million which increased 90%, compared to the $247 million reported in 2006. Royalties for the three months ended December 31, 2007 were $28 million compared with $17 million for the same period last year. Royalty revenue for the three months ended December 31, 2007 were based upon rest of world Tarceva sales of approximately $138 million, compared with $84 million for the same period last year;
— License, milestone and other revenues for 2007 of $77 million compared with $36 million in 2006. The increase is comprised primarily of license, milestone and royalty income related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, an upfront license fee of $25 million, related to a license granted to Eli Lilly and Company, in January 2007, for our Glucokinase Activator program, and license revenue of $7.5 million, from Renovo in connection with their licensing agreement with Shire, plc for their TGF-beta 3 drug candidate Juvista®. License, milestone and other revenues for the three months ended December 31, 2007 were $11 million compared with $12 million in the same period last year.
Operating expenses from continuing operations for the year ended December 31, 2007 were $243.6 million, compared to $235.5 million for 2006. Operating expenses from continuing operations for the three months ended December 31, 2007 were $67.3 million, compared to $63.5 million in 2006. The increase in operating expenses for the twelve and three months ended December 31, 2007, was primarily a result of higher research and development expenses and in-process research and development charges, partially offset by a decline in selling, general and administrative expenses.
Included in other income (expense) — net for the twelve months ended December 31, 2007 is a $4.0 million gain recognized in the second quarter of 2007, as a result of the Company’s decision to curtail its post retirement medical plan.
On November 6, 2006, we announced our intention to divest our eye disease business, a process which we now expect to complete in 2008. Our eye disease business consists principally of Macugen® (pegaptanib sodium injection), our marketed product for the treatment of wet age-related macular degeneration, as well as research assets in the eye disease area. As a result of our decision to divest the eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, are shown as discontinued operations in the accompanying consolidated statement of operations. In the third quarter of 2007, the Company announced the sale of its anti-platelet derived growth factor (PDGF) aptamer program, a key Eyetech research asset to Ophthotech Corporation.

The Company’s net income, including results from discontinued operations, was $66.3 million (or $1.11 per share) for 2007, compared with a net loss of $582.2 million (or $10.10 loss per share) for 2006. Net income for three months ended December 31, 2007, including results from discontinued operations, was $10.4 million (or $0.18 per share), compared with a net loss of $223.1 million (or $3.85 loss per share) for the same period last year.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on February 21, 2008 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-390-5311 (U.S.) or 1-719-457-2082 (international) to listen to the call. The conference ID number for the live call is 9608247. Telephone replay is available approximately two hours after the call through March 6, 2008. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 9608247.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$44,888	$40,187	$168,756	$154,886
Royalties on product licenses	27,991	17,017	95,243	50,174
License, milestone and other revenues	11,429	12,121	77,031	35,977

Total revenues	84,308	69,325	341,030	241,037

Expenses:
Cost of goods sold	3,306	3,204	9,399	8,671
Research and development	36,147	31,278	123,531	117,527
Acquired in-process research and development	2,164	—	9,664	—
Selling, general and administrative	25,176	28,598	99,159	107,458
Amortization of intangibles	462	456	1,840	1,809

Total expenses	67,255	63,536	243,593	235,465

Income from continuing operations	17,053	5,789	97,437	5,572

Other income (expense):
Investment income – net	3,583	5,386	12,830	11,098
Interest expense	(1,812)	(1,841)	(7,235)	(7,339)
Other income (expense) — net	(275)	(729)	2,307	(2,631)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited
Income from continuing operations before income taxes	18,549	8,605	105,339	6,700
Income tax provision	817	—	2,732	—

Net income from continuing operations	17,732	8,605	102,607	6,700
Loss from discontinued operations	(7,304)	(231,748)	(36,288)	(610,930)

Net income (loss) before extraordinary gain	10,428	(223,143)	66,319	(604,230)
Extraordinary gain	—	—	—	22,046

Net income (loss)	$10,428	$(223,143)	$66,319	$(582,184)

Basic and diluted income (loss) per common share:
Basic earnings (loss)
Continuing operations	$0.31	$0.15	$1.78	$0.12
Discontinued operations	$(0.13)	$(4.06)	$(0.63)	$(10.73)
Net income (loss) before extraordinary gain	$0.18	$(3.91)	$1.15	$(10.61)
Extraordinary gain	$0.00	$0.00	$0.00	$0.39
Net income (loss)	$0.18	$(3.91)	$1.15	$(10.22)
Diluted earnings (loss)
Continuing operations	$0.29	$0.15	$1.70	$0.12
Discontinued operations	$(0.12)	$(3.99)	$(0.58)	$(10.60)
Net income (loss) before extraordinary gain	$0.18	$(3.85)	$1.11	$(10.48)
Extraordinary gain	$0.00	$0.00	$0.00	$0.38
Net income (loss)	$0.18	$(3.85)	$1.11	$(10.10)

Weighted average shares of common stock outstanding:
Basic shares	58,047	57,126	57,665	56,939
Diluted shares	62,839	58,021	62,241	57,645

	December	December
	31,	31,
	2007	2006
	Unaudited
Cash and investments securities (including restricted investments)	$305,098	$216,368

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation from Reported Income from Continuing Operations and
Reported Diluted Income Per Share to Adjusted Income from
Continuing Operations and Income Per Share
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
Reported net income from continuing operations	$17,732	$8,605	$102,607	$6,700
Non GAAP adjustments	—	2,563	(2,035)	5,168

Adjusted net income from continuing operations	$17,732	$11,168	$100,572	$11,868

Reported diluted income per common share from continuing operations	$0.29	$0.15	$1.70	$0.12
Non GAAP adjustments per share	0.00	0.04	(0.03)	0.09

Adjusted diluted income per common share from continuing operations	$0.29	$0.19	$1.67	$0.21

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
Adjusted amounts shown above include the following:

Facility related restructuring charges (a)	$—	$1,909	$704	$4,514
Severance related restructuring charges (b)	—	654	1,292	654
Curtailment gain (c)	—	—	(4,031)	—

Total Non GAAP adjustments	$—	$2,563	$(2,035)	$5,168

(a)	Represents facility restructuring charges included in SG&A.

(b)	Represents severance charges related to planned workforce reductions of $574 included in R&D and $718 included in SG&A for the twelve months ended December 31, 2007 and $255 included in R&D and $399 included in SG&A for the three and twelve months ended

(c)	Represents a gain recorded in other income (expenses) — net as a result of the curtailment of the Company’s post retirement medical plan.
The table above details the charges excluded in the calculation of the Company’s adjusted income from continuing operations. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.